UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2020

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S. Employer NO.)
Incorporation or Organization)

23975 Park Sorrento, Suite 250, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NTWK	NASDAQ

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 26, 2020, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of May 11, 2019, the record date, 87.63% or 10,50,214 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 7,908,487 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Against	Abstain	% of Total Voted For
Najeeb Ghauri	6,795,788	1,108,614	4,085	85.97%
Mark Caton	6,801,224	1,103,215	4,048	86.04%
Malea Farsai	6,809,508	1,094,726	4,253	86.15%
Henry Tolentino	6,589,830	1,314,607	4,050	83.36%
Syed Kausar Kazmi	6,817,467	1,086,831	4,189	86.25%

2. Ratification of Appointment of Auditors:

BF Borgers, CPA was appointed as Auditors for the Company for the fiscal year ending June 30, 2020. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
10,550,214	9,327,992	1,150,427	71,795	89.02%

3. To approve, on an advisory basis, compensation of the named executive officers in this Proxy Statement:

The shareholders approved on an advisory basis the named executive officer compensation. The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
7,908,487	6,345,328	1,546,233	16,926	80.40%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:	June 26, 2020	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:	June 26, 2020	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer

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